EXHIBIT 99

        Snap-on Third Quarter EPS in Line with Recent Outlook;
   Strong Cash Flow Continues from Operational Fitness Improvements

   KENOSHA, Wis.--(BUSINESS WIRE)--Oct. 22, 2002--Snap-on
Incorporated (NYSE:SNA), a global leader in tools, diagnostics and equipment, announced third-quarter 2002 results, in line with the outlook provided in early September.

    -- Net earnings for the third quarter of 2002 were $19.2 million, or $0.33 per share, compared with $0.6 million, or $0.01 per share, in 2001. In the third quarter of 2002, Snap-on had restructuring and other non-recurring charges of $1.6 million ($1.1 million after tax or $0.02 per share) for costs associated with previously announced restructuring activities. In the third quarter of 2001, Snap-on incurred special charges of $34.4 million ($23.3 million after tax or $0.40 per share) for restructuring and other non-comparable costs. Earnings before special charges in 2002 were $20.3 million, or $0.35 per share, compared with $23.9 million, or $0.41 per share, in 2001.

    -- Cash flow from operating activities was $63.4 million in the third quarter of 2002 compared with $48.2 million in 2001. Free cash flow of $52.4 million in the quarter exceeded net earnings, largely as a result of better working capital management, and was used primarily to reduce debt. As a result, total debt was $407.8 million at the end of the third quarter, down $42.3 million from the end of the second quarter. Total debt to total capital strengthened to 32.5%, attaining the company's targeted level of 30-35%. Year over year, debt decreased $124.8 million or 23.4%.

    -- Net sales were $502.4 million in the third quarter of 2002, a 1.1% decrease from the $508.1 million during the same quarter the prior year. Currency translation had a 2% favorable impact on net sales in the quarter.

   "Operating earnings and margins were disappointing in the quarter, primarily due to lower volume and its related effects, as well as the higher costs to drive our Profitable Growth initiatives. We are continuing to take actions where economic weakness has slowed product demand, the impact of which has led to near-term margin pressure," said Dale F. Elliott, chairman and chief executive officer. "Snap-on is realizing the expected savings from Operational Fitness activities taken during the past year, and we are continuing to aggressively address those factors that are temporarily depressing results."

   Third Quarter Results

   In the third quarter of 2002, net sales declined to $502.4 million from $508.1 million during the same quarter the previous year. Lower sales in the Snap-on Dealer Group offset higher sales in the Commercial and Industrial Group. "We are assisting dealers - our strategic partners - in better managing their working capital through enhanced business training," said Elliott. "A short-term consequence has been lower year-over-year sales to our dealers, as they actively work to reduce their inventory levels. However, market demand has remained strong, as U.S. dealer sales to end-users increased at a mid-single digit percent rate over the prior year." In the Commercial and Industrial Group, favorable currency translation accounted for most of the sales gain, while overall demand for big-ticket products and for tools in the industrial marketplace largely remained flat.
   Net earnings for the third quarter of 2002 were $19.2 million, or $0.33 per share, compared with $0.6 million, or $0.01 per share, for the third quarter of 2001. The increase in net earnings reflects lower special charges in 2002, benefits from Snap-on's restructuring and cost reduction initiatives, the elimination of goodwill and certain other intangible amortization, higher net finance income and lower interest expense. Excluding the impact of special charges, these improvements were offset by unfavorable manufacturing cost absorption, increased pension and bad debt expense, and continued higher spending for new product development and the company's "More Feet on the Street" dealer expansion and enhancement initiative. In the 2002 third quarter, special charges of $1.6 million ($1.1 million after tax or $0.02 per share) were incurred for previously announced restructuring activities. This compares with special charges of $34.4 million ($23.3 million after tax or $0.40 per share) for restructuring and other non-comparable costs incurred in the 2001 third quarter.
   Snap-on ceased amortizing goodwill and certain other intangibles at the beginning of its 2002 fiscal year as prescribed by Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." The adoption of this statement resulted in a favorable year-over-year comparison due to the elimination of $3.8 million ($3.2 million after tax or $0.05 per share) of amortization that was included in 2001 third-quarter operating expenses.
   In the Snap-on Dealer Group, worldwide sales decreased 7.6% to $240.0 million in the third quarter of 2002 from $259.6 million in the comparable prior-year period, reflecting a decline in equipment sales through the tech rep organization and lower sales to U.S. dealers, as they reduced inventory levels. While sales to franchised dealers declined in the quarter, end-user demand remained strong. Overall dealer sales of tools, handheld diagnostics products and tool storage to end-users - automotive technicians and mechanics - increased at a mid-single digit percent rate over the comparable period of 2001.
   The leaner inventory position of dealers, largely due to the strong sell-through of products, reflects Snap-on's continued focus on enhancing the business proposition for its franchised dealers under the More Feet on the Street dealer expansion and enhancement initiative. In the quarter, a net increase of 28 dealers was achieved under this program in the U.S. dealer business, primarily through the growth of second vans and second franchises. This brings the year-to-date total net increase to 144 dealers in the U.S. business. Operating earnings declined to $11.6 million in the 2002 third quarter compared with $30.3 million a year ago, reflecting the lower sales volume and its related margin effects, higher pension and bad debt expense and higher costs from the More Feet on the Street program.
   In the Commercial and Industrial Group, sales grew 5.6% in the third quarter to $262.4 million from $248.5 million in the 2001 third quarter, including a 4% benefit from favorable currency translation. Higher sales were achieved in Snap-on's facilitation, information products and international industrial tool operations. These increases were offset by continued soft demand in North America for tools and equipment in the industrial and capital goods marketplace. Operating earnings were $19.0 million, a significant increase from $5.5 million a year ago. The operating margin improved to 7.3% of sales from 2.2% a year ago, reflecting benefits from restructuring and Operational Fitness activities, the elimination of goodwill and certain other intangible amortization, and the absence of special charges that depressed the 2001 third-quarter margin.
   Net finance income increased $2.6 million in the third quarter of 2002 compared with a year ago. Higher credit originations, related to the U.S. dealer business and the continued strong end-user demand, along with a favorable interest-rate environment, contributed to the increase.
   Strong cash flow, exceeding net income in the quarter, was achieved through a reduction in working capital. As a percent of net sales, working capital improved to 27.5% in the 2002 third quarter from 32.3% in the third quarter of 2001. Working investment (accounts receivable plus inventory less accounts payable) turnover increased to
2.4 turns from 2.2 turns in the year-ago period, progressing towards the 4.0 turns target for 2005.

   Nine Month Results

   For the nine months of 2002, net sales were $1,559.6 million compared with $1,561.1 million in the first nine months of last year. Net earnings were $72.9 million, or $1.25 per share, in 2002 compared with $36.4 million, or $0.62 per share, in 2001. Before special charges and cumulative effects in both years, earnings in 2002 were $75.9 million, or $1.30 per share, compared with $76.6 million, or $1.32 per share, in 2001.
   Special charges totaled $9.0 million ($5.8 million after tax or $0.10 per share) in 2002 compared with $54.9 million ($37.7 million after tax or $0.65 per share) in 2001. Additionally, Snap-on ceased amortizing goodwill and certain other intangibles at the beginning of its 2002 fiscal year as prescribed by SFAS No. 142, resulting in a favorable year-over-year comparison due to the elimination of $11.3 million ($9.5 million after tax or $0.16 per share) of amortization that was included in 2001 nine-month operating expenses. Nine-month net earnings in 2002 also reflect a cumulative effect after-tax gain of $2.8 million, or $0.05 per share, in the first quarter from the recognition of negative goodwill as required by SFAS No. 142. In 2001, the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulted in a cumulative effect after-tax loss of $2.5 million, or $0.05 per share.
   In the Dealer Group, nine-month sales were $770.6 million in 2002 compared with $777.3 million in 2001. Operating earnings were $69.1 million in 2002 compared with $84.1 million a year ago. In the Commercial and Industrial Group, nine-month sales were $789.0 million in 2002 compared with $783.8 million in 2001. Operating earnings grew to $47.9 million from $26.3 million a year ago. Net finance income for the nine months was $26.4 million in 2002 compared with $27.7 million in 2001.

   Outlook

   Snap-on expects no improvement in the general worldwide economic environment for the remainder of 2002, and currently sees little indication for improvement early in 2003. "Despite the difficult conditions, we are encouraged by the progress we are making on a number of our key priorities within the business," said Elliott. Based on the general economic outlook and the typical sequential seasonal sales increase in the fourth quarter, Snap-on expects its earnings to be consistent with the current range of analyst estimates for the fourth quarter of 2002, which is $0.50 to $0.56 per share.
   A discussion of this announcement will be webcast today at 10 a.m. CDT, and a replay will be available for approximately one week. To access the audio presentation, go to www.snapon.com, click on the Investor Information tab at the top of the page and then on Presentations in the menu to the left. There you will see the link to the call. Additional detail on the quarter is also available in the analyst bulletin located on the Snap-on Web site.

   Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 13,200 people worldwide.

   Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "targets," "anticipates" or "encouraged by" or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Those important factors include the validity of the assumptions set forth above and the timing and progress with which Snap-on can continue to achieve further cost benefits from its restructuring and other Operational Fitness initiatives; Snap-on's capability to retain and attract dealers, and effectively implement new programs; the capture of new business, the success of new products and other Profitable Growth initiatives; and Snap-on's ability to withstand external negative factors including terrorist disruptions on business; consequences of the change in public accounting firms or a change in regulatory reporting requirements; changes in trade, monetary and fiscal policies, laws and regulations, or other activities of governments or their agencies; and the absence of significant changes in inflation, the current competitive environment, energy supply or pricing, legal proceedings, supplier disruptions, currency fluctuations or the material worsening of economic and political situations around the world.

   These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release.



                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)


                            Three Months Ended      Nine Months Ended
                           --------------------    -------------------
                           Sept. 28,  Sept. 29,    Sept. 28, Sept. 29,
                             2002        2001         2002      2001
                           ---------  ---------    --------- ---------

Snap-on Dealer Group        $ 240.0    $ 259.6      $ 770.6   $ 777.3
Commercial and
 Industrial Group             262.4      248.5        789.0     783.8
                           ---------  ---------    --------- ---------
Net sales                     502.4      508.1      1,559.6   1,561.1

Cost of goods sold           (274.6)    (285.7)      (844.7)   (855.7)
Operating expenses           (197.2)    (199.0)      (597.9)   (607.4)
                           ---------  ---------    --------- ---------
                               30.6       23.4        117.0      98.0

Net finance income             10.3        7.7         26.4      27.7
Restructuring and other
 non-recurring charges         (1.6)     (18.0)        (6.4)    (32.4)
Interest expense               (6.9)      (9.1)       (22.2)    (27.2)
Other income (expense)
 - net                         (2.3)      (0.8)        (5.3)     (0.5)
                           ---------  ---------    --------- ---------

Earnings before income taxes   30.1        3.2        109.5      65.6
Income taxes                   10.9        2.6         39.4      26.7
                           ---------  ---------    --------- ---------

Earnings before
 cumulative effect           $ 19.2      $ 0.6       $ 70.1    $ 38.9

Cumulative effect of a
 change in accounting
 principle, net of tax            -          -          2.8      (2.5)
                           ---------  ---------    --------- ---------

Net earnings                 $ 19.2      $ 0.6       $ 72.9    $ 36.4
                           =========  =========    ========= =========



Earnings per share
 - basic and diluted:
  Earnings before
   cumulative effect         $ 0.33     $ 0.01       $ 1.20    $ 0.67
  Cumulative effect of
   a change in accounting
   principle, net of tax          -          -         0.05     (0.05)
                           ---------  ---------    --------- ---------
  Net earnings               $ 0.33     $ 0.01       $ 1.25    $ 0.62
                           =========  =========    ========= =========

Weighted-average shares
 outstanding:
  Basic                        58.4       58.0         58.2      57.9
  Effect of dilutive options    0.3        0.2          0.3       0.2
                           ---------  ---------    --------- ---------
  Diluted                      58.7       58.2         58.5      58.1
                           =========  =========    ========= =========



                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)


                                         September 28,    December 29,
                                             2002            2001
                                         -----------------------------
                                          (Unaudited)

Assets
  Cash and cash equivalents                    $6.9            $6.7
  Accounts receivable - net of allowances     591.8           615.2
  Inventories                                 405.9           375.2
  Prepaid expenses and other assets           128.1           142.3
                                          ------------    ------------
    Total current assets                    1,132.7         1,139.4

  Property and equipment - net                327.8           327.7
  Deferred income tax benefits                 28.9            27.7
  Goodwill - net                              353.6           331.2
  Other intangibles - net                      63.7            60.7
  Other assets                                 90.5            87.6
                                          ------------    ------------

    Total Assets                           $1,997.2        $1,974.3
                                          ============    ============


Liabilities
  Accounts payable                           $186.2          $141.2
  Notes payable and current maturities of
   long-term debt                             103.0            29.1
  Accrued compensation                         59.0            58.7
  Dealer deposits                              41.2            42.0
  Deferred subscription revenue                43.9            45.0
  Accrued restructuring reserves                6.8            23.1
  Other accrued liabilities                   198.5           210.3
                                          ------------    ------------
    Total current liabilities                 638.6           549.4

  Long-term debt                              304.8           445.5
  Deferred income taxes                        32.9            24.7
  Retiree health care benefits                 93.8            92.7
  Pension liability                            53.7            54.5
  Other long-term liabilities                  25.9            31.7
                                          ------------    ------------
    Total Liabilities                      $1,149.7        $1,198.5

Shareholders' Equity
  Common stock - $1 par value                 $66.9           $66.8
  Additional paid-in capital                   48.2           108.0
  Retained earnings                         1,045.7         1,014.7
  Accumulated other comprehensive
   income (loss)                              (90.8)         (120.6)
  Grantor stock trust at fair market value   (126.0)         (203.0)
  Treasury stock at cost                      (96.5)          (90.1)
                                          ------------    ------------
    Total Shareholders' Equity               $847.5          $775.8
                                          ------------    ------------

    Total Liabilities and Shareholders'
     Equity                                $1,997.2        $1,974.3
                                          ============    ============



                         SNAP-ON INCORPORATED
              Notes to Consolidated Financial Statements
                              (unaudited)

   1. Snap-on has prepared the following supplemental financial data to provide readers with additional information and a reconciliation of the amounts presented and discussed in this press release. The supplemental data illustrates the impact on Snap-on's results of operations of the restructuring, non-recurring (including restructuring-related costs) and other non-comparable charges (collectively, "special charges") incurred by Snap-on in the third-quarter and nine-month periods of 2002 and 2001. This supplemental financial data has been provided to assist readers in better understanding the impact of such special charges on the company's results of operations.



                Third Quarter Ended           Third Quarter Ended
                September 28, 2002            September 29, 2001
           ----------------------------- -----------------------------
(Amounts in                      Before                       Before
 millions,     As      Special   Special     As     Special   Special
 except EPS)Reported   Charges   Charges  Reported  Charges   Charges
           --------- --------- --------- --------- --------- ---------

Net sales    $ 502.4     $ -     $502.4   $ 508.1     $ -     $ 508.1
Cost of
 goods sold   (274.6)      -     (274.6)   (285.7)    (12.4)   (273.3)
Operating
 expenses     (197.2)      -     (197.2)   (199.0)     (4.0)   (195.0)
           --------- --------- --------- --------- --------- ---------
                30.6       -       30.6      23.4     (16.4)     39.8
Net finance
 income         10.3       -       10.3       7.7       -         7.7
Restructuring
 and other
 non-recurring
 charges        (1.6)     (1.6)     -       (18.0)    (18.0)       -
Interest
 expense        (6.9)      -       (6.9)     (9.1)      -        (9.1)
Other income
 (expense)
 - net          (2.3)      -       (2.3)     (0.8)      -        (0.8)
           --------- --------- --------- --------- --------- ---------

Earnings
 (loss)
 before
 income
 taxes          30.1      (1.6)    31.7       3.2     (34.4)     37.6
Income tax
 expense
 (benefit)      10.9      (0.5)    11.4       2.6     (11.1)     13.7
           --------- --------- --------- --------- --------- ---------

Net earnings
 (loss)       $ 19.2    $ (1.1)  $ 20.3     $ 0.6   $ (23.3)   $ 23.9
           ========= ========= ========= ========= ========= =========


Earnings per
 share -
 diluted      $ 0.33   $ (0.02)  $ 0.35    $ 0.01   $ (0.40)   $ 0.41


   Snap-on incurred $1.6 million in restructuring-related costs during the third quarter of 2002 for employee and equipment relocation and professional fees related to its previously announced 2001 restructuring initiatives.
   In the third quarter of 2001, Snap-on recorded $18.0 million in restructuring and other non-recurring charges related to the closure of 17 facilities. The restructuring and other non-recurring charges included $12.4 million for severance associated with the elimination of 358 positions, $4.8 million for non-cancelable lease agreements and related facility asset write-downs, $0.5 million for legal and professional services, and $0.3 million for other exit costs. Snap-on recorded $12.4 million of non-recurring charges in cost of goods sold, including $2.1 million for inventory write-downs associated with restructuring activities and $10.3 million for additional inventory write-downs and warranty costs associated with the company's exit of an unprofitable segment of the emissions-testing business in the fourth quarter of 2000. Snap-on also recorded non-comparable charges of $4.0 million in operating expenses for emissions-related bad debts.



                         SNAP-ON INCORPORATED
              Notes to Consolidated Financial Statements
                              (unaudited)

                 Nine Months Ended             Nine Months Ended
                 September 28, 2002            September 29, 2001
           ----------------------------  -----------------------------


(Amounts in                     Before                        Before
 millions,     As      Special  Special     As      Special   Special
 except EPS) Reported  Charges  Charges  Reported   Charges   Charges
           ---------  -------- --------- --------- --------- ---------

Net sales   $1,559.6     $ -    $1,559.6  $1,561.1    $ -    $1,561.1
Cost of
 goods sold   (844.7)      -      (844.7)   (855.7)   (13.9)   (841.8)
Operating
 expenses     (597.9)     (2.6)   (595.3)   (607.4)    (8.6)   (598.8)
           ---------  -------- --------- --------- --------  --------
               117.0      (2.6)    119.6      98.0    (22.5)    120.5
Net finance
 income         26.4       -        26.4      27.7      -        27.7
Restructuring
 and other
 non-recurring
 charges        (6.4)     (6.4)      -       (32.4)   (32.4)      -
Interest
 expense       (22.2)      -       (22.2)    (27.2)     -       (27.2)
Other income
 (expense)
 - net          (5.3)      -        (5.3)     (0.5)     -        (0.5)
           --------- --------- --------- --------- --------  --------

Earnings
 (loss)
 before income
 taxes         109.5      (9.0)    118.5      65.6    (54.9)    120.5
Income tax
 expense
 (benefit)      39.4      (3.2)     42.6      26.7    (17.2)     43.9
           --------- --------- --------- --------- --------  --------
Earnings
 (loss)
 before
 cumulative
 effect       $ 70.1    $ (5.8)   $ 75.9    $ 38.9   $(37.7)   $ 76.6
Cumulative
 effect of a
 change in
 accounting
 principle,
 net of tax      2.8       -         2.8      (2.5)     -        (2.5)
           --------- --------- --------- --------- --------  --------

Net earnings
 (loss)       $ 72.9    $ (5.8)   $ 78.7    $ 36.4   $(37.7)   $ 74.1
           ========= ========= ========= ========= ========  ========

Earnings per share - diluted:
  Earnings
  (loss)
  before
  cumulative
  effect      $ 1.20   $ (0.10)   $ 1.30    $ 0.67   $(0.65)   $ 1.32
  Cumulative
   effect,
   net of
   tax          0.05       -        0.05     (0.05)     -       (0.05)
           --------- --------- --------- --------- --------  --------
  Net earnings
  (loss)      $ 1.25   $ (0.10)   $ 1.35    $ 0.62   $(0.65)   $ 1.27
           ========= ========= ========= ========= ========  ========


   Snap-on incurred special charges of $9.0 million during the first nine months of 2002, including $6.4 million of restructuring and other non-recurring charges for employee and equipment relocation costs and professional fees associated with completing its 2001 restructuring activities and for costs associated with the 2002 resignation of Snap-on's former chief financial officer. Operating expenses for the first nine months of 2002 include $2.6 million of bad debt expense for the write-down of a receivable related to the closure of auto service centers associated with a major retailer's bankruptcy.
   In the first quarter of 2002, Snap-on recorded a cumulative effect of a change in accounting principle transition adjustment of $2.8 million, on both a pretax and after-tax basis, from the recognition of negative goodwill as prescribed by Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Snap-on adopted SFAS No. 142 at the beginning of its 2002 fiscal year.
   Snap-on recorded $32.4 million in restructuring and other non-recurring charges in the first nine months of 2001, including $24.0 million for restructuring actions and $8.4 million in non-recurring charges. The $24.0 million restructuring charge related to the closure of 26 facilities and included $13.5 million for severance costs associated with the elimination of 456 positions, $9.5 million for non-cancelable lease agreements and related facility asset write-downs, $0.5 million for legal and professional services, and $0.5 million for other exit costs. The non-recurring charges of $8.4 million represent management transition costs associated with the April 2001 retirement of Snap-on's former president and chief executive officer and the appointment of Dale F. Elliott as successor to this position. Snap-on recorded additional charges of $22.5 million in the first nine months of 2001, including non-recurring charges of $12.4 million and non-comparable charges of $10.1 million. The non-recurring charges of $12.4 million (included in cost of goods sold) were for inventory write-downs and warranty costs associated with restructuring activities and the exit of an unprofitable segment of the emissions-testing business. The $10.1 million of non-comparable charges included $1.5 million in cost of goods sold and $8.6 million in operating expenses, primarily related to the termination of a European supplier arrangement and for emissions-related bad debts.


                         SNAP-ON INCORPORATED
              Notes to Consolidated Financial Statements
                              (unaudited)

   In accordance with the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," Snap-on recorded a transition adjustment at the beginning of its 2001 fiscal year to recognize its derivative instruments at fair value and to recognize the difference between the carrying values and fair values of related hedged assets upon adoption. The cumulative effect of this transition adjustment was to decrease reported net earnings in the first quarter of 2001 by $2.5 million after tax related to a hedge strategy that did not qualify for hedge accounting under SFAS No. 133.

   2. Snap-on adopted SFAS No. 142, "Goodwill and Other Intangible Assets," at the beginning of its 2002 fiscal year. Snap-on completed the transitional goodwill impairment evaluation required by this standard during the second quarter of 2002, the results of which indicated that the carrying values of goodwill and other intangibles were not impaired.
   Snap-on recorded a cumulative effect of a change in accounting principle transition adjustment that increased net earnings in the first quarter of 2002 by $2.8 million, on both a pretax and after-tax basis, from the recognition of negative goodwill as prescribed by SFAS No. 142.
   Snap-on ceased amortizing goodwill and certain other intangibles at the beginning of its 2002 fiscal year as required by SFAS No. 142. The following is a reconciliation of earnings before cumulative effect of a change in accounting principle, net earnings and earnings per share for the third quarter and nine months ended September 29, 2001, reflecting the impact of this standard on prior-year reported results.


                                   Third Quarter       Nine Months
(Amounts in millions, except EPS)      Ended              Ended
                                September 29, 2001  September 29, 2001
                                ------------------  ------------------
Earnings before cumulative effect of
 a change in accounting principle as
 reported:                               $0.6               $38.9
  Goodwill amortization, net of tax       3.0                 8.9
  Trademark amortization, net of tax      0.2                 0.6
                                     --------            --------
Adjusted earnings before cumulative
 effect item                             $3.8               $48.4
                                     ========            ========

 Net earnings as reported:               $0.6               $36.4
  Goodwill amortization, net of tax       3.0                 8.9
  Trademark amortization, net of tax      0.2                 0.6
                                     --------            --------
Adjusted net earnings                    $3.8               $45.9
                                     ========            ========

Earnings per share before cumulative
 effect of a change in accounting
 principle as reported:
  Basic                                 $0.01               $0.67
  Diluted                                0.01                0.67
Adjusted earnings per share before
 cumulative effect item:
  Basic                                 $0.06               $0.83
  Diluted                                0.06                0.83

Net earnings per share as reported:
  Basic                                 $0.01               $0.62
  Diluted                                0.01                0.62
Adjusted earnings per share:
  Basic                                 $0.06               $0.78
  Diluted                                0.06                0.78


    CONTACT: Snap-on Incorporated
             Media:
             Richard Secor, 262/656-5561
             or
             Investors:
             William Pfund, 262/656-6488
             www.snapon.com